Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235443

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

(the “Fund”)

Class A Shares, Class C Shares, Class I Shares, Class L Shares, Class W Shares and Class P Shares

Supplement dated March 18, 2026 to the

Prospectuses and Statement of Additional Information (“SAI”), each dated January 28, 2026

Effective March 20, 2026 (the “Effective Date”), Sean Brenan will no longer serve as a portfolio manager for the Fund. Kristin Kuney, John Papadoulias, and Abhinav Zutshi will continue to serve as portfolio managers for the Fund.

Accordingly, on the Effective Date, the Fund’s disclosures are modified as follows:

All references to Mr. Brenan in the Prospectuses and SAI are deleted in their entirety.

This Supplement should be retained with your Prospectuses and SAI for future reference.

REDIFMGRSTK 03-26